Exhibit 99.14

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Experts” and “Exhibit A – Form of Agreement and Plan of Reorganization” in the combined Proxy Statement of Robeco Boston Partners International Equity Fund, a series of The RBB Fund, Inc., and Prospectus for John Hancock Disciplined Value International Fund, a series of John Hancock Investment Trust, and the caption Proforma Financial Information in the Statement of Additional Information dated August 4, 2014 included in this Registration Statement (Form N-14) of John Hancock Investment Trust, the references to our firm under the captions "Financial Highlights" in the Prospectus (Class R6) and “Independent Registered Public Accounting Firm” in the Statement of Additional Information of the John Hancock Disciplined Value International Fund as filed with the Securities and Exchange Commission on June 25, 2014, incorporated by reference in this Registration Statement, the references to our firm under the caption “Financial Highlights” in the Institutional Class Prospectus dated December 31, 2013 and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information dated December 31, 2013 of the Robeco Boston Partners International Equity Fund, incorporated by reference in this Registration Statement, and to the incorporation by reference in this Registration Statement of our report on the Robeco Boston Partners International Equity Fund dated October 25, 2013, included in the 2013 Annual Report to shareholders.

/s/ ERNST & YOUNG LLP

Philadelphia, Pennsylvania

July 1, 2014